Exhibit 99.2
MONTAVISTA SOFTWARE, INC.
Condensed Consolidated Financial Statements
(Unaudited)
September 30, 2009

MONTAVISTA SOFTWARE, INC.
Index to Condensed Consolidated Financial Statements
(Unaudited)

Page
Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008	1

Condensed Consolidated Statements of Operations for the 9 month periods ended September 30, 2009 and 2008	2

Condensed Consolidated Statements of Cash Flows the 9 month periods ended September 2009 and 2008	3

Notes to Unaudited Condensed Consolidated Financial Statements	4-26

MONTAVISTA SOFTWARE, INC.
Condensed Consolidated Balance Sheets
September 30, 2009 and December 31, 2008
(In thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2009	2008
Assets

Current Assets:
Cash and cash equivalents	$9,440	$10,737
Accounts receivable, net of allowance for doubtful accounts of $274 and $387, respectively	2,808	8,229
Accounts receivable, related party	369	204
Prepaid expenses and other current assets	1,082	1,068

Total current assets	13,699	20,238

Property and Equipment, net	791	871
Other Assets	806	871

Total Assets	$15,296	$21,980

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Bank line of credit	$5,062	$7,000
Current portion of obligations under capital leases	94	—
Accounts payable	1,584	1,593
Accrued compensation	1,634	2,081
Accrued liabilities	1,858	2,332
Deferred revenue	13,511	15,418

Total current liabilities	23,743	28,424

Obligations under capital leases, net of current portion	186	—

Long-term deferred revenue	539	1,369

Warrants issued on financing arrangement	14	14

Commitments and Contingencies (Note 7)

Redeemable Convertible Preferred Stock, $0.001 par value On September 30, 2009 and December 31, 2008, 73,542,017 and 82,237,078 shares authorized; 71,965,327 and 67,129,817 shares issued and outstanding with aggregate liquidation preferences of $75,795 and $72,130, respectively	73,215	69,615

Stockholders’ Deficit
Common stock, $0.001 par value. On September 30, 2009 and December 31, 2008 authorized 141,000,000 and 122,000,000 shares respectively; issued and outstanding 28,597,813 and 28,597,813 shares, respectively	28	28
Additional paid-in capital	29,922	29,478
Accumulated deficit	(111,445)	(106,341)
Accumulated other comprehensive loss	(906)	(607)

Total Stockholders’ Deficit	(82,401)	(77,442)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit	$15,296	$21,980

See accompanying notes to unaudited condensed consolidated financial statements.

MONTAVISTA SOFTWARE, INC.
Condensed Consolidated Statements of Operations
9 month periods ended September 30, 2009 and 2008
(In thousands)
(Unaudited)

	2009	2008
Revenues:
Licenses:
Time based licenses	$13,022	$13,779
Perpetual licenses	552	781

Total Licenses	13,574	14,560
Professional services and support	7,604	10,498

Total Revenues	21,178	25,058

Cost of Revenues:
Licenses	1,830	1,931
Professional services and support	4,857	6,070

Total Cost of Revenues	6,687	8,001

Gross Profit	14,491	17,057

Operating Expenses:
Research and development	7,015	7,726
Sales and marketing	10,047	12,756
General and administrative	2,315	2,986

Total Operating Expenses	19,377	23,468

Operating Loss	(4,886)	(6,411)

Other Income (Expense):
Interest income	39	90
Interest expense	(120)	(122)
Foreign exchange gain (loss), net	(7)	223
Other	15	31

Total Other Income (Expense), net	(73)	222

Loss Before Income Tax	(4,959)	(6,189)

Income Tax Provision	(145)	(310)

Net Loss	$(5,104)	$(6,499)

See accompanying notes to unaudited condensed consolidated financial statements.

MONTAVISTA SOFTWARE, INC.
Condensed Consolidated Statements of Cash Flows
9 month periods ended September 30, 2009 and 2008
(In thousands)
(Unaudited)

	2009	2008
Cash Flows from Operating Activities:
Net loss	$(5,104)	$(6,499)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	495	747
Amortization of debt issuance costs and warrants	5	37
Stock-based compensation	444	202
Bad debt expense (recovery)	(114)	(71)
Stock and options issued to nonemployees in exchange for services	—	40
Changes in operating assets and liabilities:
Accounts receivable	5,370	2,248
Prepaid expenses and other assets	7	202
Accounts payable and accrued liabilities	(486)	(693)
Accrued compensation	(447)	392
Deferred revenue	(2,737)	732

Net Cash Used in Operating Activities	(2,567)	(2,663)

Cash Flows from investing activities:
Purchases of property and equipment	(375)	(311)

Net Cash Used in Investing Activities	(375)	(311)

Cash Flows from Financing Activities:
Payments on term loan	—	(660)
Proceeds from line of credit	(1,648)	(900)
Principal payments on capital lease obligations	(10)	—
Proceeds from issuance of common stock, net of repurchases	—	7
Proceeds from issuance of convertible preferred stock, net of issuance costs	3,600	—

Net Cash Provided by/(Used in) Financing Activities	1,942	(1,553)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(297)	(27)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,297)	(4,554)

Cash and Cash Equivalents, beginning of year	10,737	13,830

Cash and Cash Equivalents, end of year	$9,440	$9,276

Supplemental Disclosures of Non-Cash Financing Activities:
Equipment acquired under capital lease obligation	$292	$—

Supplemental Disclosures of Cash Flow Information:
Cash Paid during the year for income taxes	$382	$181
Cash Paid during the year for interest	$72	$63
See accompanying notes to unaudited condensed consolidated financial statements.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
(1) Organization and Description of Business
MontaVista Software, Inc. (the Company) was incorporated in Delaware in 1999 and is headquartered in Santa Clara, California. The Company is a global provider of Linux operating system software and related software development tools for a wide range of devices, such as mobile phones, networking equipment, consumer electronics, and a variety of industrial products.
(2) Summary of Significant Accounting Policies
(a) Principles of Consolidation and Basis of Presentation
The accompanying condensed consolidated financial statements include the accounts of MontaVista Software, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with Generally Accepted Accounting Principles, or GAAP, in the United States have been condensed or omitted pursuant to such rules and regulations. The December 31, 2008 Condensed Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by GAAP in the United States. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and related Notes included in the Company’s Audited Financial Statements for the year ended December 31, 2008.
In preparing the financial statements, the Company has evaluated subsequent events, as defined by Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, through January 8, 2010, which is the date that the financial statements were issued.
All adjustments, consisting of only normal recurring adjustments, which in the opinion of management, are necessary to state fairly the financial position, results of operations and cash flows for the interim periods presented have been made. The results of operations for interim periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.
(b) Liquidity
The accompanying financial statements have been presented on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the 9 month period ended September 30, 2009 and the year ended December 31, 2008, the Company incurred substantial losses from operations and, as of September 30, 2009, the Company has a total of stockholders’ deficiency of approximately $82 million and the Company’s current liabilities exceed its current assets by approximately $10 million.
Subsequent to the balance sheet date, in October 2009, the Company completed issuance of its preferred stock series G-1 and obtained additional funding of $0.1 million (see Note 12 a).
As disclosed in Note 12 — Subsequent Events, on November 6, 2009, the Company and Cavium entered into a definitive agreement (“Purchase Agreement”) whereby Cavium agreed to acquire the Company for $50 million, consisting of cash and common stock. On December 14, 2009, pursuant to

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
the Purchase Agreement, Cavium completed the merger with the Company and MontaVista became a wholly-owned subsidiary of Cavium.
(c) Accounting changes
The Company adopted Accounting Standard Update (ASU) 2009-06 “Income Taxes” (Topic 740) — “Implementation Guidance on Accounting for Uncertainty in Income Taxes and Disclosure Amendments for Nonpublic Entities” covering recognition, initial measurement and subsequent measurement of tax reserves, and other related guidance as of January 2009. See “Note 6 Taxes” for further disclosures.
In June 2009, the Financial Accounting Standards Board (“FASB”) approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), will be superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification does not change GAAP, but instead introduces a new structure that will combine all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009. The Company implemented the Codification during the period ended September 30, 2009. As the Codification was not intended to change or alter existing GAAP, the implementation of the Codification did not have any impact on the Company’s condensed consolidated financial statements.
In August 2009, the FASB issued Update No. 2009-05 or ASU 2009-05, which amends topic ASC 820, Fair Value Measurements and Disclosures to provide additional authoritative guidance for the fair value measurement of liabilities. The guidance is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of the guidance did not have any significant impact on the Company’s condensed consolidated financial statements.
(d) Foreign Currency Translation
The Company considers the local currencies of its foreign subsidiaries to be their functional currencies. Accordingly, assets and liabilities of these entities are translated at exchange rates in effect as of each reporting date. Income and expense accounts are translated at the average rates in effect during each period. Foreign currency translation adjustments and transaction gains and losses associated with long-term U.S. dollar—denominated intercompany balances are reflected as a separate component of other comprehensive loss.
(e) Use of Estimates
The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include revenue recognition, valuation allowances for receivables, income

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
tax assets and tax reserves, stock-based compensation, and loss contingencies. Actual results could differ from such estimates.
(f) Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents as of September 30, 2009 and December 31, 2008 consisted of operating funds kept at bank and money market funds.
Restricted cash of approximately $150,000, consisting of long-term deposits held for collateral under the Company’s operating leases, is included in other assets as of September 30, 2009 and December 31, 2008.
(g) Concentrations of Credit Risk and Financial Instruments
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places all of its cash equivalents, with high-credit quality issuers. Substantially all of the Company’s balances are held in major U.S., Japanese, and European banks. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk. The carrying amounts of the Company’s financial instruments, including cash, cash equivalents, receivables, line of credit, accounts payable including payments of capital lease obligation, and accrued expenses, approximate fair value due to the short-term nature of these instruments.
One customer accounted for 20% and 14% of the Company’s revenue for the 9-month periods ended September 30, 2009 and 2008, respectively. None of our customers accounted for 10% or more of the Company’s accounts receivable as of September 30, 2009 and one customer accounted for 19% of the Company’s accounts receivable as of December 31, 2008.
(h) Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable portfolio. The Company reviews balances over 60 days past due and significant individual balances for collectibility. The Company adjusts the allowance based on this review and on its historical write-off experiences.
(i) Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. The Company capitalizes items that exceed $1,000 for tangible assets and $2,000 for software. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from two to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Estimated Useful Lives
Computer equipment and purchased software	24-36 months
Furniture and equipment	36-60 months
Leasehold improvements	Lesser of 60 months or length of lease
Automobiles	60 months
(j) Capitalized Software Development Costs
In accordance with the Accounting Standards Codification (ASC) 985-20, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, the Company capitalizes costs related to internally developed software for which technological feasibility, defined as a working prototype, has been established. To date, due to the close proximity between establishment of technological feasibility and general release, internal software development costs qualifying for capitalization have been insignificant. Accordingly, software development costs have been expensed as incurred.
(k) Impairment of Long-Lived Assets
In accordance with ASC 360-10-35, “Property, Plant and Equipment”, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the condensed consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and would be no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in appropriate asset and liability sections of the condensed consolidated balance sheet. No impairment of these long-lived assets has been recorded in the 9-month period ended September 30, 2009 and the year ended December 31, 2008.
(l) Revenue Recognition
The Company generates revenue primarily by licensing software and providing software maintenance and support, training, and professional services. Software arrangements typically include: (i) an end-user license fee paid in exchange for the use of the Company’s products for a specified period of time, generally 12 months (time-based license), or for an unlimited period of time (perpetual license); and (ii) a support arrangement for time-based licenses that provides for technical support and product updates and upgrades, generally over the period of the related license, or a maintenance arrangement for perpetual license that provides for product updates and upgrades for renewable 12 month periods. The software arrangement may also include training or professional services, and such services may be purchased separately.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
The Company recognizes license revenues in accordance with the provisions of the ASC 985-605, “Software Revenue Recognition”. Pursuant to the requirements of the relevant accounting guidance, the Company recognizes license revenues when all of the following conditions are met:
•	Persuasive evidence of an arrangement exists — The Company requires either a written contract, signed by both the customer and the Company, or a shrink-wrap or click-through contract whereby the customer agrees to the Company’s standard license terms, together with a non-cancelable purchase order, or a purchase order from those customers that have previously negotiated an end-user license arrangement or volume purchase agreement.

•	Delivery has occurred — The Company delivers software to its customers electronically and considers delivery to have occurred once the access codes are provided that allow the customer to take immediate possession of the software.

•	The fee is fixed or determinable — The Company’s determination that an arrangement fee is fixed or determinable depends principally on the arrangement’s payment terms. The Company’s standard payment terms require 75% or more of the arrangement fee to be paid within 90 days.

•	Collectibility is reasonably assured — The Company assesses the collectibility of an arrangement on a case-by-case basis, based on the financial condition of the customer as well as any established payment history.
The Company recognizes revenue using the residual method pursuant to the requirements of ASC 985-605. Under the residual method, revenue is recognized in a multiple element arrangement when vendor-specific objective evidence (“VSOE”) of fair value exists for all of the undelivered elements in the arrangement. The Company allocates revenue to each undelivered element in a multiple element arrangement based on its respective fair value. The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately, or for its maintenance and support services elements, to the presence of a substantive renewal rate for such services in the arrangement.
In its multiple-element arrangements that include perpetual licenses, assuming all other revenue recognition criteria are met and the Company has VSOE for all undelivered elements, the Company recognizes revenue as follows: perpetual license revenue is recognized upon delivery using the residual method in accordance with ASC 985-605; revenue from maintenance and support services is recognized ratably over the committed period over which the services are to be provided; and, revenue from professional services is recognized based on percentage completion method or upon achievement of specific milestones. Maintenance and support revenue is classified as license revenue in the Company’s condensed consolidated statements of operations.
In its multiple-element arrangements that include time-based licenses, such arrangements generally include both licenses and technical support and are typically not sold separately. As such, the entire software arrangement fee is generally recognized on a ratable basis over the term of the arrangement, which is typically 12 months.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
Professional services revenue consists of fees associated with hardware porting and certification, and training. Professional services engagements are billed on either a fixed-fee or time-and-materials basis. For professional services sold separately, revenue for fixed-fee engagements is recognized using the proportional-performance method, whereas revenue for time-and-materials engagements is recognized as the effort is incurred. To the extent the Company enters into a fixed-fee services contract, a loss will be recognized anytime the total estimated project cost exceeds project revenue. The Company also offers a number of classes on implementing, using, and administering the software that are billed on a per-person, per-class basis. Provided all other requirements are met for revenue recognition, training revenue is recognized as the classes are provided.
If professional services are bundled into a software arrangement, or linked to a software arrangement using the criteria of AICPA Technical Practice Aid 5100.39, “Software Revenue Recognition for Multiple-Element Arrangements”, revenue recognition is dependent on whether the Company has VSOE of fair value for the software arrangement and the professional services. If the Company has VSOE of fair value for both the software arrangement and the professional services, then the Company will allocate the arrangement fee based on the respective fair values, recognizing the allocated software arrangement fair value ratably over the term of the support delivery and recognizing the allocated fair value of professional services either using the proportional-performance method or as the effort is incurred, depending on the pricing structure of the professional services. If the Company is unable to establish VSOE of fair value for either the software arrangement or the professional services, then the entire arrangement fee is deferred until the completion of the professional services, at which time the entire arrangement fee is recognized ratably over the remaining term of the maintenance or support delivery.
The Company records as deferred revenue any billed amounts due from customers in excess of revenues recognized. Advance payments are also recorded as deferred revenue until the products are shipped, services are delivered, or obligations are met.
(m) Stock-Based Compensation
Effective January 1, 2006, the Company adopted the accounting guidance regarding recognition and measurement of stock based compensation using the prospective transition method. Under the prospective transition method prescribed in ASC 718 “Compensation — Stock Compensation” (ASC 718), stock-based compensation expense includes compensation expense for stock-based awards granted by the Company after December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of ASC 718. The Company recognizes compensation costs for all stock-based compensation awards that are expected to vest on a straight-line basis over the requisite service period of the awards, which is generally the option vesting term of four years.
Accordingly, stock-based compensation expense in the 9-month periods ended September 30, 2009 and 2008 primarily relates to options granted subsequent to the adoption of accounting guidance regarding recognition and measurement of stock based compensation. The Company’s stock based compensation expense for the 9-month periods ended September 30, 2009 and the 2008 is $444,000 and $202,000 respectively.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
The weighted-average grant date fair value of stock options granted to employees during the 9-month period ended September 30, 2009 and 2008 was $0.31 and $0.15 per share, respectively. The fair value of these options was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2009	2008

Expected term	3.08 years	4.58 years
Expected volatility	58%	54%
Expected dividend yield	0%	0%
Risk-free interest rate	2.16%	3.11%
The expected term of the options represents the period that the Company’s stock-based awards are expected to be outstanding based on the safe harbor method provided for in ASC 718-10-S99 “Compensation — Stock Compensation, SEC Materials”. Expected volatility has been estimated based on the volatilities of similar publicly traded companies, as the Company is privately held and there is no observable market for the Company’s common stock. The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy. The Company bases the risk-free interest rate on the implied yield available on the U.S. Treasury zero-coupon issues with an equivalent remaining term. As required by the guidance, the Company made an estimate of expected forfeitures of 20% and 18% for the 9 month periods ended September 30, 2009 and 2008, respectively, and is recognizing stock based compensation costs only for those equity awards that the Company expects to vest.
The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of the FASB’s ASC 505-50 “Equity-Based Payments to Non-Employees”. Stock-based awards to non-employees not immediately vested are subject to periodic revaluation over the vesting term. See Note 9 c for additional information related to equity instruments that are issued to non-employees.
(n) Income Taxes
The Company files federal and state income tax returns in the United States. The Company accounts for income taxes under the provisions of ASC 740, “Income Taxes” (“ASC 740”).
Under the provisions of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between their financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
(o) Fair Value of Financial Instruments
Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, the Company considers the principal or most advantageous market in which the Company would transact, and the Company considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance. ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) establishes a three-level fair value hierarchy to prioritize the inputs used to measure the fair value of assets or liabilities. These levels are:
Level 1 — Observable input such as quoted prices in active markets for identical assets or liabilities;
Level 2 — Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3 — Unobservable inputs which require the reporting entity to develop its own assumptions.
Assets and liabilities measured and recorded at fair value on a recurring basis, excluding accrued interest components, consisted of the following types of instruments as of September 30, 2009 and December 31, 2008 (in thousands):

	September 30, 2009				December 31, 2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$9,440	$—	$—	$9,440	$10,737	$—	$—	$10,737

Total assets measured and recorded at fair value	$9,440	$—	$—	$9,440	$10,737	$—	$—	$10,737

Warrants issued on financing arrangement	$—	$—	$14	$14	$—	$—	$14	$14

Total liabilities measured and recorded at fair value	$—	$—	$14	$14	$—	$—	$14	$14

The tables below present reconciliations for all assets and liabilities measured and recorded at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for the nine months ended September 30, 2009 (in thousands):
Fair Value Measured and Recorded Using Significant Unobservable Input (Level 3):

Warrants issued on financing arrangement
Balance as of December 31, 2008	$14
Total gains or losses (realized and unrealized):	—
Included in earnings	—
Included in other comprehensive income (loss)	—
Purchases, sales, issuances, and settlements, net	—
Transfers in and/or out of Level 3	—

Balance as of September 30, 2009	$14

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
(p) Comprehensive Loss
Comprehensive loss consists of the following, net of income tax effects: net loss and net foreign currency translation gains and losses. The following table sets forth the calculation of comprehensive loss (in thousands):

	September	September
	30, 2009	30, 2008
Net loss	$(5,104)	$(6,499)
Foreign currency translations gains (losses), net	(299)	(27)

Comprehensive loss	$(5,403)	$(6,526)

(q) Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were approximately $102,000 and $22,000 for the 9 month periods ended September 30, 2009 and 2008, respectively.
(r) Recent Accounting Pronouncements
In September 2009, the FASB issued Update No. 2009-13 or ASU 2009-13, which updates the guidance currently included under topic ASC 605-25, Multiple Element Arrangements. ASU 2009-13 relates to the final consensus reached by FASB on a new revenue recognition guidance regarding revenue arrangements with multiple deliverables. The new accounting guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. The new accounting guidance is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company is currently evaluating the potential impact, if any, of the new accounting guidance on its condensed consolidated financial statements.
(3) Business Acquisition
In March 2007, the Company acquired the remaining assets and businesses of MontaVista, Ltd. and Liberte, Ltd., formerly 30% owned joint ventures of the Company. The aggregate purchase price was $366,000, of which $80,000 each was paid in cash upon contract signing, on September 30, 2007 and in 2008 upon the expiration of certain escrow provisions. The remaining $126,000 was paid through forgiveness of indebtedness and other miscellaneous assets. The excess of the estimated fair value of the net assets acquired at the date of acquisition over the purchase price amounting to $240,000 was recorded as intangible assets. The intangible assets consisted of customer list of $108,000, customer contracts and relationships of $108,000, and non-contractual customer relationships of $24,000. The intangible assets are being amortized using a weighted average useful life of approximately 18 months.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
In October 2007, the Company acquired the remaining assets and businesses of MontaVista Korea, formerly a 30% owned joint venture of the Company. The aggregate purchase price was $715,000, of which $577,000 was paid in cash upon contract signing, $24,000 was paid through issuance of the Company’s common stock and $114,000 was paid through forgiveness of indebtedness and other miscellaneous assets. The excess of the estimated fair value of the net assets acquired at the date of acquisition over the purchase price amounting to $169,000 was recorded as intangible assets. The intangible assets consisted of a customer list of $76,000, customer contracts and relationships of $76,000, and non-contractual customer relationships of $17,000. The intangible assets are being amortized using a weighted average useful life of approximately 18 months.
Amortization expense related to intangible assets was approximately $39,000 and $221,000 for the 9 month periods ended September 30, 2009 and 2008, respectively.
(4) Property and Equipment
Property and equipment as of September 30, 2009 and December 31, 2008 consisted of the following (in thousands):

	2009	2008
Computer equipment and purchased software	$6,330	$6,009
Furniture and equipment	799	802
Automobiles	11	25
Leasehold improvements	1,032	960

	8,172	7,796
Less accumulated depreciation and amortization	7,381	6,925

Property and equipment, net	$791	$871

Depreciation expense for the 9-month period ended September 30, 2009 and September 30, 2008 amounted to $456,000 and $526,000, respectively.
The Company has capital lease arrangements which are discussed in more details in Note 5(c). The fair value of the assets approximated the purchase price. The gross value of the equipment capitalized under the capital lease agreements amounts to $292,000 and $0 as of the end of September 30, 2009 and 2008. The equipment is depreciated on the straight-line basis over a period of 36 months. The depreciation charge for the 9 month period ended September 30, 2009 is $8,000 is included in the overall depreciation charge presented above.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
(5) Debt Arrangements
(a)	In December 2005, the Company entered into a financing arrangement with Blue Crest finance company which includes a fixed-rate term loan and a line of credit. These instruments were secured by a blanket lien on all the assets of the Company, excluding intellectual property, but including the proceeds of any sales of intellectual property. In conjunction with this arrangement, the Company granted warrants to purchase 92,784 shares of the Company’s common stock to the commercial finance company at an exercise price of $1.94 per share. These warrants were immediately vested and exercisable on the date of grant. Accordingly, the Company recorded approximately $162,000 in other assets in the 2005 consolidated balance sheet, which are amortized over the contractual life of the fixed-rate term loan. The Company used the Black-Scholes option-pricing model with contractual life of 7 years, risk-free interest rate of 4.38%, expected dividend yield of zero and expected volatility of 120%. The fixed-rate term loan was repaid at the end of October 31, 2008. As of September 30, 2009, these warrants have not been exercised. After the balance sheet date these warrants were terminated. Refer to Note 12 (c) for more details.

The fixed-rate term loan shall bear interest payable monthly in arrears on the first business day of each month, calculated on a 360 day year comprised of twelve (12) thirty day months at a per annum rate, which rate shall be the sum of (i) 500 basis points plus (ii) the yield on three-year US Treasury Notes.

The line of credit permits the Company to borrow through November 2008 up to $3,500,000 based on its qualifying outstanding accounts receivable, subject to certain upward adjustments as the term loan is repaid. This line of credit bears interest at prime plus 1.75%. The Company must pay an annual commitment fee of 1% of the available portion of the commitment. Borrowings under the financing agreement are due in December 2008, or earlier as related collateral levels vary. As of December 31, 2007, the Company had borrowed $3,500,000 under this facility with an annual interest rate of 9%.

In October 2008, in conjunction with signing a new financing arrangement with East West Bank, the Company terminated its financing arrangement with Blue Crest Financial and paid all of its remaining obligations under the arrangement, totaling $467,000.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
(b)	On October 21, 2008, the Company entered into a two year financing arrangement with East West Bank which includes a variable rate revolving growth capital line and an accounts receivable revolving line of credit; the combined facility cannot not exceed $7,000,000. These instruments are secured by blanket lien on all Company assets, excluding intellectual property, but with a negative pledge against intellectual property. The agreement also includes a financial performance covenant that requires the Company to maintain a specific ratio on a monthly reporting basis. In conjunction with the agreement, the Company granted warrants to purchase 29,683 shares of the Company’s Series G preferred stock to East West Bank at an exercise price of $0.758 per share. These warrants are immediately vested and exercisable on the date of grant. Accordingly, the Company recorded approximately $14,000 in other assets in the 2008 condensed consolidated balance sheet, which are amortized to interest expense over the contractual life of the agreement. The Company used the Black-Scholes option-pricing model with contractual life of 7 years, risk-free interest rate of 3.09%, expected dividend yield of zero and expected volatility of 60%. After the balance sheet date these warrants were terminated, refer to Note 12 c for more details.

The growth capital revolving line of credit permits the Company to borrow up to $3,000,000 at an interest rate of prime plus 1.25%, where the interest portion is payable monthly.

The accounts receivable revolving line of credit permits the Company to borrow up to $7,000,000 based on its qualifying accounts receivable, net of any amount borrowed under the revolving growth capital line. This line of credit bears in interest rate of prime plus 0.75%.

On July 30, 2009 the Company amended its loan agreement with East West Bank. In accordance with the changes to the agreement, the Company must comply with specific covenants to maintain the financing from the bank. As of June 30, 2009 and September 30, 2009, the Company was in breach of certain financial covenants. The Company obtained a waiver from the bank at the end of June 2009; however such waiver was neither received at the end of September 2009 nor at the time of issuance of the financial statements. The Company is aware that the funds borrowed under this agreement can be callable by the bank at any time. All borrowed funds are classified under short term liabilities.

As of September 30, 2009 and December 31, 2008, the Company has borrowed $5,062,000 and $7,000,000, respectively against the combined borrowing facility. Subsequent to the September 30, 2009 the entire loan balance was repaid by the Company. Refer to Note 12 d for more details.

(c)	In July, 2009, the Company entered into four capital lease arrangements with VAR Resources. The monthly rental amounts to $10,000. The residual value of the leased equipment is $0 (zero) at the end of the lease. The minimum lease payments over the lease term amount to $292,000. The annual interest rate in the lease agreements equals 13.7% or 20.44%.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008

Years ended September 30,
2010	$83,077
2011	96,670
2012	100,123

Total minimum lease payments	279,870

Less interest	(69,559)

Present value of minimum lease payments	$210,311

(6) Income Taxes
The provision for income taxes for the 9 month period end September 30, 2009 and 2008 is based upon loss before income taxes from continuing operations as follows (in thousands):

	September 30, 2009	September 30, 2008

Domestic	$(5,414)	$(6,966)
Foreign	455	777

	$(4,959)	$(6,189)

The provision for income taxes for the nine month periods ended September 30, 2009 and 2008 consisted of the following (in thousands):

	September	September
	30, 2009	30, 2008

Current:
Federal	$(28)	$—
State	6	4
Foreign	142	337

	120	341

Deferred:
Foreign	25	(31)

Total Provision	$145	$310

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
For the 9 month period ended September 30, 2009 and 2008, the difference between the total expected tax benefit computed by applying the federal statutory rate to loss before taxes and the actual provision for income taxes was as follows (in thousands):

	September 30, 2009	September 30, 2008

Federal benefit at statutory rate	$(1,736)	$(2,167)
State tax expense	6	4
Net operating losses not benefited	1,840	2,224
Foreign rate differential	28	105
Non-deductible stock based compensation expenses	42	20
Other	(35)	124

	$145	$310

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of September 30, 2009 and 2008 are presented below (in thousands):

	September 30, 2009	December 31, 2008

Deferred tax assets:
Net operating loss carryforwards	$35,810	$32,992
Research credits	3,349	6,276
Accruals and reserves	2,198	1,139
Other	915	820

Total gross deferred tax assets	42,272	41,227

Valuation allowance	(42,272)	(41,217)

Deferred tax assets, net	$—	$10
Other	—	24
Acquired Intangibles	—	(10)

Deferred Tax Assets (Liabilities), net	$—	$24

Realization of deferred tax assets is dependent upon future earnings, their timing of which the Company is uncertain. Accordingly, the net deferred tax assets have been fully offset by a 100% valuation allowance. The net change in the valuation allowance for the 9 month period ended September 30, 2009 and the year ended December 31, 2008 was an increase of approximately $1,055,000 and $3,726,000, respectively.
As of September 30, 2009, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $92,441,000. The federal net operating loss carryforwards will expire, if not utilized, beginning in 2019 through 2029. The state net operating loss carryforwards of approximately $65,755,000 will expire, if not utilized, beginning in 2011 through 2029. As of September 30, 2009, the Company has foreign net operating loss carryforwards of approximately $1,443,000. The expiration of the

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
foreign net operating loss varies based on the jurisdiction in which it was generated and ranges from 2009 to no expiration date.
As of September 30, 2009, the Company has available research credits for federal and state income tax purposes of approximately $4,000,000 and $3,600,000, respectively. The federal research credits will expire if not utilized beginning in 2019. California research credits have no expiration date.
The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating loss and credit carryforwards may be limited as a result of such an ownership change, as defined in the Internal Revenue Code.
Effective January 1, 2009, the Company adopted the provisions of FASB ASC 740-10 “Taxes”, which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. The cumulative effect of adopting FASB ASC 740-10 resulted in no adjustment to retained earnings as of January 1, 2009. The following table summarizes the activity related to the unrecognized tax benefits (in thousands):

September 30, 2009
Balance at January 1, 2009 (at adoption)	$3,396
Gross increases related to prior year tax positions	—
Gross increases related to current year tax positions	149
Settlements	—
Expiration of the statute of limitations for the assessment of taxes	—

Balance at the end of September 30, 2009	$3,545

None of the unrecognized tax benefits as of September 30, 2009 would affect the Company’s effective tax rate if recognized. As the Company would currently need to increase their valuation allowance for any additional amounts benefited, the effective rate would not be impacted until the valuation allowance was removed. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months.
The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of September 30, 2009, the Company had $0 in accrued interest and/or penalties.
The Company files income tax returns in the U.S. federal jurisdiction, California and various state and foreign tax jurisdictions in which it has a subsidiary or branch operation. The United States federal corporation income tax returns beginning with the 1999 tax year remain subject to examination by the Internal Revenue Service (“IRS”). The California corporation income tax returns beginning with the 1999 tax year remain subject to examination by the California Franchise Tax Board.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
(7) Commitments and Contingencies
(a) Operating Leases
The Company leases certain of its facilities under non-cancelable operating lease arrangements that expire at various dates through 2013. As of September 30, 2009, future minimum lease payments under non-cancelable operating leases total approximately $2,445,000 as follows:

Years ended September 30
2010	$1,099,489
2011	787,979
2012	514,603
2013	42,884

Total	$2,444,955

Total rent expense under operating leases was approximately $999,000 and $857,000 for the 9 month periods ended September 30, 2009 and 2008, respectively.
The Company, in accordance with accounting principles generally accepted in the United States, accounts for rent expense on a straight line basis with the cumulative difference between the cash payments and the straight-line expense being either a prepaid asset or an accrued liability. As of September 30, 2009, the Company only had a short-term deferred rent liability totaling $440,000 representing straight-line expense in excess of cash payments, included under accrued liabilities in the balance sheet.
(b) Indemnification Agreements
The Company’s product license agreements include limited indemnification provisions for claims by third parties relating to the Company’s intellectual property. Such indemnification provisions are accounted for in accordance with ASC 460 “Guarantees”. To date, the Company has not incurred any costs related to such indemnification provisions.
(c) Other Commitments and Contingencies
The Company’s professional services agreements related to hardware porting include in certain cases a provision that the Company will perform research and development services, for a minimum period of 12 months following delivery of the ported software product, to ensure that any updates or enhancements to the Company’s software will remain compatible with the porting. As the ported software product is sold to end-users through a software arrangement that includes a similar commitment to provide updates and enhancements, the Company believes the commitment associated with this provision is accounted for as a normal part of its support to end-users.
The Company is periodically involved with other litigation matters in the ordinary course of business and regularly evaluates these matters with consideration of the provisions of ASC 450, “Contingencies”.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
(8) Convertible Preferred Stock
As of September 30, 2009, the Company was authorized to issue 73,542,017 shares of convertible preferred stock. Shares issued and outstanding as of September 30, 2009 are as follows (in thousands, except share and per share amounts):

			Shares	Aggregate
		Designated	issued and	liquidation	Issue
Series	Date issued	shares	outstanding	preference	price
A	March 1999 through August 1999	4,590,000	4,590,000	$510	$0.50
B	March 2000 through April 2000	8,399,819	8,399,819	9,223	1.65
C	August 2000 through November 2000	3,846,371	5,383,855	13,052	3.39
D	December 2001 through July 2002	16,060,562	16,060,562	19,273	1.20
E	March 2004	5,027,622	5,027,622	9,100	1.81
F	December 2004	—	—	—	—
G	November 2006 through December 2006	27,697,643	27,667,959	20,972	0.76
G-1	August 2009	7,920,000	4,835,510	3,665	0.76

		73,542,017	71,965,327	$75,795

The rights, preferences, and privileges of the preferred stockholders are as follows:
(a) Conversion
Each share of preferred stock is convertible at the option of the holder into one share of common stock (subject to adjustments for certain events of dilution). Each share of preferred stock will automatically convert into shares of common stock upon the effectiveness of a public stock offering which results in gross proceeds to the Company of at least $50,000,000, and with a public offering price of not less than $200,000,000. Each share of preferred stock will also be automatically converted into shares of common stock upon written consent of the holders of a majority of the then outstanding shares of preferred stock (voting together as a single class and not as a separate series, and on an as-converted basis).
(b) Dividends
Each holder of Series G-1 preferred stock is entitled to receive, when and as declared by the Company’s Board of Directors, noncumulative dividends at a rate of $0.0606 per share, payable in preference and priority to any payment of dividends on Series A, B, C, D, E and G preferred stock or common stock. Subject to this distribution each holder of Series G preferred stock is entitled to receive, when and as declared by the Company’s Board of Directors, noncumulative dividends at a rate of $0.0606 per share, payable in preference and priority to any payment of dividends on Series A, B, C, D, and E preferred stock or common stock. Subject to this distribution, each holder of Series E preferred stock is entitled to receive, when and as declared by the Company’s board of directors, noncumulative dividends at a rate of $0.1448 per share, respectively, payable in preference and priority to any payment of dividends on Series A, B, C, and D preferred stock, or common stock. Subject to this distribution, each holder of Series A, B, C, and D preferred stock is entitled to receive, when and as declared by the Company’s board of directors, noncumulative dividends at a rate of $0.0089,

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
$0.0878, $0.2715, and $0.096 per share, respectively, payable in preference and priority to any payment of dividends on common stock. If, after dividends in the full preferential amounts specified above have been paid or declared in any calendar year of the corporation, the Company’s board of directors declares additional dividends, then such additional dividends shall be declared among the holders of the then outstanding common stock and preferred stock pro rata according to the number of shares of common stock into which such shares could be converted. To date, no dividends have been declared or paid on the preferred stock.
(c) Liquidation Preference
In the event of liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series G preferred stock are entitled to receive, prior and in preference to any distributions to holders of Series A, B, C, D, E and G preferred stock and common stock, an amount per share equal to two times (2x) $0.758, plus any declared and unpaid dividends. The holders of Series G preferred stock are entitled to receive, prior and in preference to any distributions to holders of Series A, B, C, D, and E preferred stock and common stock, an amount per share equal to $0.758, plus any declared and unpaid dividends. The holders of Series D and E preferred stock are entitled to receive, prior and in preference to any distributions to holders of Series A, B, and C preferred stock and common stock, an amount per share equal to $1.20, and $1.81, respectively, plus any declared and unpaid dividends. The holders of Series A, B, and C preferred stock are entitled to receive, prior and in preference to any distributions to holders of common stock, an amount per share equal to $0.11, $1.10, and $3.39, respectively, plus any declared and unpaid dividends. If the assets and funds are not sufficient to permit the payment of these amounts, then the entire assets and funds of the Company shall be distributed proportionately among the holders of Series G-1 preferred stock. After payment of the full amount to which the Series G-1 preferred stockholders are due, any remaining assets will be distributed proportionately among the holders of the Series G and E preferred stock. After payment of the full amount to which the above stockholders are due, any remaining assets will be distributed proportionately among the holders of Series A, B, and C preferred stock. Thereafter, any remaining assets will be distributed ratably to the holders of the Common Stock and the Series G-1 preferred stock on an as-if converted basis.
(d) Voting
Each holder of preferred stock has voting rights equal to the number of shares of common stock into which such shares could be converted.
The Company classifies shares of all series preferred stock under the mezzanine equity. All shares of preferred stock are subject to the guidance of the Accounting Series Release (ASR) No. 268, “Presentation in Financial Statements of “Redeemable Preferred Stocks” referenced in the ASC 480 “Distinguishing Liabilities from Equity”.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
(9) Common Stock
(a) 1999 Stock Option Plan
In March 1999, the board of directors approved the 1999 Stock Option Plan (the Plan). Under the Plan, incentive and nonqualified stock options to purchase up to 29,668,776 shares of common stock may be granted to employees, directors, and consultants of the Company. The option price per share shall not be less than the fair value, as determined by the board of directors, for incentive stock option grants, or not less than 85% of the fair value for nonqualified stock options. Any options granted to a stockholder with more than 10% of the voting power (10% owner) shall not have an option price of less than 110% of the fair value. Options are exercisable immediately at date of grant except for certain options, which are exercisable in increments as specified in the option agreement. The Company has the right to repurchase any unvested shares of common stock resulting from the early exercise of stock options at their original exercise price, subject to certain restrictions. Vesting periods are determined by the Company’s board of directors and generally provide for shares to vest over a 4-year period. Options generally expire 7-10 years after the date of grant, or 5 years for 10% owners.
     2009 Stock Option Plan
On July 16, 2009, the board of directors approved the 2009 Equity Incentive Plan (the “Plan”). The Plan is intended as the successor to and continuation of the 1999 Stock Plan (as amended) (the “Prior Plan”). Following the effective date, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards under the Prior Plan as of the effective date (the “Prior Plan’s Available Reserve”) shall become available for issuance pursuant to stock awards granted hereunder. From and after the effective date, all outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan; provided, however, any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares (the “Returning Shares”) shall become available for issuance pursuant to stock awards granted hereunder. All stock awards granted on or after the effective date of this Plan shall be subject to the terms of this Plan. Under the Plan, the aggregate maximum number of shares of common Stock that may be issued pursuant to the exercise of incentive stock options granted to employees, directors, and consultants of the Company shall be 24,385,430 shares of common stock. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, and (v) Restricted Stock Unit Awards.

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
The exercise price or strike price of each option or Stock Appreciation Right (“SAR”) shall be not less than 100% of the fair market value of the common stock subject to the option or SAR on the date the option or SAR is granted. No option or SAR shall be exercisable after the expiration of 10 years from the date of its grant or such shorter period specified in the Award Agreement. An incentive stock option granted to a 10% stockholder shall not have an exercise price of less than 110% of the fair market value on the date of the grant and the option is not exercisable after the expiration of 5 years from the date of grant. Notwithstanding the foregoing, an option or SAR may be granted with an exercise price lower than 100% of the fair market value of the underlying common stock if such option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a corporate transaction and in a manner consistent with the provisions of Sections 409A and 424(a) of the Code (whether or not such stock awards are incentive stock options).
A summary of stock option activity follows:

				Weighted average
	Options		Weighted	Remaining	Aggregate
	available	Options	average	Contractual	Intrinsic
	for grant	outstanding	exercise price	term (in years)	Value
Balances, December 31, 2007	4,696,285	19,772,260	0.24	6.67	$850
Authorized for grant	—	—		—	—
Granted	(6,534,604)	6,534,604	0.31	—	—
Exercised	—	(15,545)	0.76	—	309
Canceled	6,290,714	(6,290,714)	0.25	—	—
Repurchased	—	—	—	—	—

Balances, December 31, 2008	4,452,395	20,000,605	0.26	6.16	$1,206,902

Authorized for grant	—	—		—	—
Granted	(378,200)	378,200		—	—
Exercised	—	—		—	—
Canceled	1,158,837	(1,158,837)	0.30	—	—
Repurchased	—	—		—	—

Balances, September 30, 2009	5,233,032	19,219,968	0.26	5.42	$1,178,865

Vested and Expected to Vest September 30, 2009		17,855,545	0.26	0.29	$1,134,936
Ending Exercisable September 30, 2009		12,211,134	0.26	5.19	$885,813

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
The following table summarizes information about stock options outstanding, vested and exercisable as of September 30, 2009:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
		Weighted
		Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise	Outstanding	Contractual	Exercise	Exercisable	Exercise
Prices	As of 09/30/09	Life (in years)	Price	As of 09/30/09	Price
$0.11	7,500	0.86	$0.11	7,500	$0.11
$0.22	13,081,560	5.12	$0.22	9,825,426	$0.22
$0.31	5,860,987	6.24	$0.31	2,115,044	$0.31
$0.80	1,162	0.92	$0.80	1,162	$0.80
$0.90	15,000	1.08	$0.90	15,000	$0.90
$0.95	95,809	2.77	$0.95	95,809	$0.95
$0.97	40,850	3.34	$0.97	34,093	$0.97
$1.55	117,100	2.01	$1.55	117,100	$1.55

	19,219,968	5.42	$0.26	12,211,134	$0.26

For the 9-month period ended September 30, 2009, 378,200 options were granted where the weighted average exercise price equaled the weighted average fair value of the underlying common stock at the date of grant. For the year ended December 31, 2008, 6,534,604 options were granted where the weighted average exercise price equaled the weighted average fair value of the underlying common stock at the date of grant. The aggregate intrinsic value for options outstanding at September 30, 2009 and December 31, 2008 was $1,178,865 and 1,206,902, respectively.
The unrecognized compensation costs related to stock options as of September 30, 2009 and the costs of which are expected to be recognized are $621,248, $429,267, $190,744, and $6,914 for the years ended September 30, 2010, 2011, 2012 and 2013, respectively.
(b) Common Stock Repurchase Rights
Under the terms of restricted employee stock agreements related to the early exercise of stock options, the Company had the right to repurchase unvested shares of common stock at the original price paid for the shares upon an employee’s termination. These repurchase rights expire as the awards vest. As of September 30, 2009 and December 31, 2008, 0 and 542 shares of common stock, respectively related to employee stock options that had been exercised prior to vesting were subject to repurchase by the Company at a weighted average exercise price of $1.55 per share.
(c) Equity Instruments Issued to Nonemployees
In 2003, the Company granted stock options to purchase 30,000 shares of the Company’s common stock to members of the board of directors of a subsidiary at an exercise price of $0.95 per share. These options are immediately exercisable and vest ratably over 4 years as the services are provided. In connection with this grant, the Company will revalue the estimated fair value of the options at each balance sheet date over the period of service. Accordingly, the Company has not recorded

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
compensation expense for the years ended December 31, 2008 and 2007, because the services were completed as of December 31, 2005. As of December 31, 2008, these options have not been exercised.
In June 2008, in connection with services provided, the Company granted stock options to purchase 95,833 and 116,667 shares of the Company’s common stock to consultants at an exercise price of $0.22 per share for services rendered as of December 31, 2007. These options are immediately vested and exercisable. Accordingly, the Company has recorded approximately $40,000 of expense for 2007 using the black-scholes method for valuation at the time the services were earned, using a $.22 stock price, 10 years to maturity, 4.85% and 3.09% risk free interest rate, respectively, and a company volatility of 60%. The charge is included in recruiting expense in the accompanying consolidated statements of operations in 2007.
(10) Employee Benefit Plans
In 2004, the Company adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. There have been no contributions by the Company since the inception of the plan.
(11) Related Party Transactions
In the 9-month period ended September 30, 2009 and 2008, approximately $5,079,260 and $4,160,924, respectively, of the Company’s revenue was generated from customers that are also stockholders of the Company. As of September 30, 2009 and December 31, 2008, accounts receivable from these customers totaled approximately $0 and $198,000, respectively.
Two members of the board of directors hold seats on the boards of directors of certain of the Company’s customers. Revenue from these companies totaled approximately $17,378 and $4,642 in the 9-month period ended September 30, 2009 and 2008, respectively. As of September 30, 2009 and December 31, 2008, accounts receivable from these customers were approximately $78,375 and $6,000, respectively.
(12) Subsequent Events
a) Financing round
On October 13, 2009, the Company issued 133,708 shares of Series G-1 Preferred Stock at a price of $0.758 per share in exchange for cash proceeds in the amount of $101,000 from existing shareholders. The proceeds of the transaction are to fund normal business operations of the Company.
The Series G-1 Preferred stockholders are entitled to receive dividends prior and in preference to all prior preferred (series A, B, C, D, E, and G) at a rate of $0.0606 per share, when and if declared by the Board of directors. Such dividend shall not be cumulative.
In the event of liquidation, sale of assets or any other winding up of the company, the holders of Series G-1 Preferred Stock, prior and in preference to all common shares and all prior preferred (series, A, B, C, D, E and G), are entitled to receive (i) (2x) $0.758 per share for each outstanding share of Series G-1 preferred stock and (ii) all declared but unpaid dividends. If upon such event, the assets and funds distributed are not enough to

MONTAVISTA SOFTWARE, INC.
Notes to Unaudited Condensed Consolidated Financial Statements
September 30, 2009 and December 31, 2008
satisfy the above requirements, then the entire amount shall be distributed ratably to all Series G-1 Preferred stock holders in proportion to the full preferential amount that each holder is entitled.
b) Acquisition of the Company
On November 6, 2009 Cavium Networks, Inc. (“Cavium”) signed a definitive agreement to acquire MontaVista Software (the “Purchase Agreement”) for total consideration of approximately $50 million, comprised of approximately $11 million in cash, shares of Cavium’s common stock valued at approximately $33 million and approximately $6 million, consisting of a mix of shares of Cavium’s common stock and cash, issued to certain individuals in connection with the termination of the Company’s 2006 Retention compensation Plan. The acquisition is a non-taxable transaction for the Company’s stockholders. The transaction is subject to certain conditions, including the approval of Cavium’s board and customary regulatory approvals.
On December 14, 2009, pursuant to the Purchase Agreement, Cavium completed the merger with the Company and MontaVista became a wholly-owned subsidiary of Cavium (the “Merger”).
c) Cancellation of warrants
In accordance with the Purchase agreement discussed in above, in November 2009 the Company terminated the warrant issued to East West Bank to purchase 29,683 shares of Series G preferred stock of the Company at $0.758 per share. In December 2009, the Company terminated the warrant issued to Blue Crest to purchase 92,784 shares of common stock of the Company at $1.94 per share. Both terminations were effective immediately and before the closing date of the Purchase Agreement with no further action required by either of the parties involved. The warrants were returned to the Company’s transfer agent and cancelled.
d) Repayment of short term debt
On November 30, 2009 the Company fully repaid the outstanding loan balance to East West Bank (see Note 5). On December 1, 2009 the Company obtained the notification from East West Bank regarding termination of the financing arrangements.